FOR IMMEDIATE RELEASE

CONTACTS: Alanco Investor Relations
          (480) 607-1010
          www.alanco.com

                         Alanco Fiscal Year 2008 Results
                                       and
                     Preliminary FY 2009 First Quarter Sales

(Scottsdale, AZ - September 30, 2008) - Alanco Technologies, Inc. (NASDAQ:
ALAN), today announced preliminary results for its FY 2009 first quarter ending September 30, 2008, and a summary of FY 2008 financial results from its Annual Form 10-KSB. See the Consolidated Financial Information table below for additional financial information.

Preliminary Results - FY 2009 First Quarter

Sales for the first quarter ending September 30, 2008, will be approximately $6,000,000, a 32% increase compared to the prior year first quarter sales of $4,552,000. The significant sales increase is attributable to major new TSI PRISM project revenues. Primarily due to the sales increase, operating loss for the first quarter is expected to narrow significantly compared to the previous year's first quarter operating loss.

Robert R. Kauffman, Alanco Chairman and CEO, commented, "Commencing in 2002 with the acquisition of TSI PRISM, and the 2006 acquisition of StarTrak Systems, Alanco has operated as a development stage company, investing heavily in both of these pioneering businesses which are today the technological and market leaders in their respective markets. `Pioneering business development' is typically synonymous with `substantial operating losses,' and our recent financial performance has not been an exception to the norm. However, we believe that the new fiscal year, which commenced July 1, 2008, will finally mark our transition to commercial viability and sustained profitability in both our TSI PRISM and StarTrak businesses."

"TSI PRISM achieved operating profitability during the FY 2009 first quarter, and a full pipeline of new project opportunities provide confidence that our pioneering RFID inmate tracking technology can sustain this momentum."

"StarTrak Systems navigated through a challenging FY 2008 focused upon a major new product introduction to provide a less expensive, more robust cellular-based communication system for the large refrigerated truck trailer market segment. Development and introduction of a proprietary fuel usage monitoring solution was also completed during the year, resulting in tremendous customer interest, and early sales commitments during the first quarter."

"StarTrak's first quarter sales will be approximately $3.1 million, a disappointing result due to delays in numerous new sales commitments expected during the quarter. The majority of these sales opportunities are expected to be realized in the near future based on the substantial return on investment afforded transport customers by our proprietary monitoring and control services."

"Also, during the first quarter, we were successful in raising an additional $2.5 million of new equity capital from our current major shareholders, which will be necessary to achieve our FY 2009 turnaround objectives."

Summary - Fiscal Year 2008 Results

Sales for the fiscal year ended June 30, 2008, were $17,211,000, a decrease of 6.8% compared to $18,474,100 reported for the prior fiscal year. StarTrak sales decreased $1,137,700, or 8.8%, compared to the prior year. However, the reported decrease was due to a major customer contract that accounted for $5.3 million in FY 2007, but only $1.5 million in FY 2008. Excluding this major contract, StarTrak's year over year sales would have increased 35%.

EBITDA (loss before interest, taxes, depreciation and amortization) for FY 2008 was ($5,862,000) compared to ($3,382,000) in the prior year. The increase in EBITDA loss resulted primarily from increased operating losses in the Company's Wireless Asset Management (StarTrak) business unit.

Net loss attributable to common shareholders was ($9,748,600), which included preferred stock in-kind dividends valued at $2,432,900, compared to ($5,871,700) in fiscal year 2007. Preferred stock dividends increased $1,760,000 from the prior year, primarily due to adjustments relating to final conversion of all outstanding Preferred Series A to common shares at fiscal year-end 2008.

At fiscal year-end 2008, the Company's current assets exceeded current liabilities by $759,300, representing a current ratio of 1.1 to 1, significantly improved from the prior year ending current ratio of 0.97 to 1.

Due to successful new equity capital financings during the year, the Company's net shareholder's equity increased to $16,634,800 from the previous year-ending total of $14,698,500.

Form 10-KSB Auditor Opinion

The Company's financial statements for fiscal year ended June 30, 2008, as disclosed in its latest Form 10-KSB filed with the Securities and Exchange Commission on September 29, 2008, contained a going concern qualification from its auditors, Semple, Marchal & Cooper, LLP. This statement is made in compliance with NASDAQ Rule 4350(b), which requires disclosure of receipt of an audit opinion that contains a going concern qualification.

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is a rapidly growing provider of wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. Corporate website: www.alanco.com

StarTrak Systems is a leading provider of GPS tracking and wireless asset management services to the transportation industry and the dominant provider of tracking, monitoring and two-way control services to the refrigerated or "Reefer" segment of the transportation marketplace. StarTrak products increase efficiency and reduce costs of the refrigerated supply chain through the wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. StarTrak offers complete integrated solutions for refrigerated trailers, trucks, railcars, and containers. Additional information is available at www.StarTrak.com.

Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. TSI PRISM systems track and record the location and movement of inmates and officers, resulting in enhanced facility safety and security and significant staff productivity improvements. Utilizing proprietary RFID (Radio Frequency Identification) tracking technology, TSI PRISM provides real-time inmate and officer identification, location and tracking both indoors and out, and is currently utilized in prisons in Michigan, California, Illinois, Ohio, Missouri, Virginia, Indiana, and Minnesota. Additional information is available at www.TSIPRISM.com.

The Company also participates in the data storage industry through its wholly owned subsidiary, Excel Meridian Data, Inc. (EMD), which specializes in providing unique data storage, backup and disaster recovery solutions. EMD Storage product lines include: direct attached storage (DAS), network attached storage (NAS) and storage area network (SAN) solutions for any size business. In addition, EMD features partnerships with: EqualLogic, VMware, Microsoft, DoubleTake and other industry leading hardware and software solution providers. For more information visit: www.emdstorage.com

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

                                 (table follows)

                            Alanco Technologies, Inc.
                  Condensed Consolidated Financial Information

                                                       Year ended June 30,
                                                      2008            2007
                                                 ------------    ------------
NET SALES                                        $17,211,000     $18,474,100
                                                 ============    ============
LOSS FROM CONTINUING OPERATIONS                  $(7,309,100)    $(5,115,600)
  Loss from discontinued operations                      -           (83,200)
    Preferred stock dividend - in kind            (2,432,900)       (672,900)
    Preferred stock dividend - cash                   (6,600)            -
                                                 ------------    ------------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS     $(9,748,600)    $(5,871,700)
                                                 ============    ============

NET LOSS PER SHARE - BASIC AND DILUTED
    Continuing operations                        $     (0.32)    $     (0.30)
                                                 ============    ============
    Preferred stock dividends                    $     (0.11)    $     (0.04)
                                                 ============    ============
    Net loss attributable to common shareholders $     (0.42)    $     (0.34)
                                                 ============    ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING        22,995,800      17,286,500
                                                 ============    ============

    EBITDA Reconciliation for the
    Twelve Months Ended 6-30-08
EBITDA                                           $(5,862,000)    $(3,382,000)
          Net interest expense                      (792,900)       (759,800)
          Depreciation and Amortization             (654,200)       (973,800)
                                                 ------------    ------------
LOSS FROM CONTINUING OPERATIONS                  $(7,309,100)    $(5,115,600)
                                                 ============    ============

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